SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: Guy W. Adams
     4)     Date Filed: June 29, 2001


PROXY MONITOR ENDORSES GUY ADAMS' CANDIDACY FOR LONE STAR BOARD


Los Angeles, California, June 28, 2001 - Guy W. Adams, running for election to the Board of Lone Star Steakhouse & Saloon (NASDAQ: "STAR"), announced today that his campaign for election to the Board of Directors of Lone Star Steakhouse & Saloon, Inc. (NASDAQ: "STAR") continues in full gear after the Federal District Court rebuffed the efforts of Lone Star to stop Mr. Adams' proxy solicitation and to invalidate proxies previously voted in favor of Mr.
Adams.   In accordance with the Court's preliminary order, Mr. Adams will today amend his filings with the Securities & Exchange Commission, to address certain disclosure issues raised by Lone Star.

Mr. Adams noted that his campaign today received the endorsement of Proxy Monitor. Proxy Monitor provides proxy research, voting and auditing services to pension funds and their investment managers, serving over 150 institutional clients. Their research encompasses over 20,000 companies in the United States and abroad. Also, Mr. Adams' campaign continues to have the support of the California State Employees Retirement Association and Amalgamated Bank, and the endorsement of Institutional Shareholders Services (ISS).
Accordingly, both of the major independent firms reviewing the respective candidacies of Mr. Adams and Mr. Coulter have now endorsed Mr. Adams.

In endorsing Adams, Proxy Monitor's report states, among other things, as follows:

"When it came right down to it, notwithstanding any positive affects of certain of management's decisions and strategies, we ultimately asked and answered two questions:

1)    Has the board done its job well?
2) Could Mr. Adam's membership on the board enhance shareholders' long-term interests?

"To the first question, we answered no. Not in terms of its compensation decisions, not in terms of its governance practices, and certainly not in terms of fully appreciating its fiduciary role nor respecting the shareholder franchise (including those "activist pension funds" with "unknown political agendas"). Indeed, we believe that management's over-the-top response to Mr. Adam's exercise of his ownership rights lends itself to support the dissident's concerns about the board's commitment to an impartial and high-quality decision-making process, not to mention its good judgment.

"To the second question, we answered yes. Mr. Adams is not seeking to gain control of the board or to push an agenda that management describes as different from other shareholders. Quite simply, Mr. Adams is seeking to ameliorate shareholders' rights on a rather basic level - by respecting proper governance practices and by restoring accountability. Furthermore, we are not swayed by management's assertion that Mr. Adam's membership would "disrupt" or "destroy the progress that Lone Star has achieved."

"Accordingly, we recommend that shareholders DISCARD the WHITE proxy card, and vote FOR Mr. Adams using the GOLD proxy card."

Mr. Adams states, " I am, of course, pleased by Proxy Monitor's decision to support my candidacy to the Board of Lone Star Steakhouse. I am delighted to have received the endorsement from such a prestigious organization as Proxy Monitor."

Mr. Adams noted that in a Dow Jones Newswire story dated June 27th, Mr. William Green, a Lone Star Director, was quoted as stating, in defense of the executive compensation programs at Lone Star, that "If we expect to perform in the mid-cap restaurant chain group we have to pay our upper management that
amount."    However, on that same date, Standard & Poors announced that Lone
Star is being removed from the S&P MidCap 400 Index and, instead added to the S&P SmallCap 600 Index.

Mr. Adams says that he agreed with the assessment by Gretchen Morgenson recently in the New York Times stating, "For the shareholders of Lone Star Steakhouse and Saloon, there has been a lot more fizzle than sizzle lately. During the biggest bull market in history, the stock of Lone Star, the Wichita restaurant chain, only sank. A shareholder who invested $100 in the stock in
December 1995 had $22.08 at the end of 2000.... One might expect Lone Star management to make nice to its shareholders. Instead, it is poking them in the eye with a cattle prod."


For further information on Adams' campaign check the website www.adamscompany.net